Exhibit 4.1

DESCRIPTION OF THE REGISTRANT’S SECURITIES REGISTERED PURSUANT TO SECTION 12 OF THE SECURITIES EXCHANGE ACT OF 1934

Introduction

The following is a summary of information concerning the common stock of The Western Union Company (the “Company”, “we”, “us” or “our”), which is the only security of the Company registered pursuant to Section 12 of the Securities Exchange Act of 1934. The summaries and descriptions below do not purport to be complete statements of the relevant provisions of applicable law (including the Delaware General Corporate Law (the “DGCL”)) as well as our amended and restated certificate of incorporation (“Charter”) and our amended and restated by-laws (“Bylaws”), and are entirely qualified by such laws and documents, which you must read for complete information on the terms of our common stock. Our Charter and Bylaws are included as exhibits to the Company’s Annual Report on Form 10-K to which this exhibit is filed and are incorporated by reference herein.

Common Stock

Our authorized capital stock consists of 2,000,000,000 shares of common stock, par value $0.01 per share, and 10,000,000 shares of preferred stock, par value $1.00 per share.

The holders of our common stock are entitled to one vote per share of common stock held on all matters voted on by our stockholders, including the election of directors, and except as otherwise required by law or provided in any resolution adopted by our board of directors with respect to any series of preferred stock, the holders of our common stock will possess all voting power. The Company’s board of directors consists of only one class. The affirmative vote of the majority of shares present in person or represented by proxy at the meeting and entitled to vote on the subject matter shall be the act of the stockholders in all matters other than the election of directors. Each director shall be elected by the vote of a majority of the votes cast with respect to that director’s election at any meeting for the election of directors at which a quorum is present, unless the number of nominees exceeds the number of directors to be elected, in which case the directors shall be elected by the vote of a plurality of the shares represented in person or by proxy at such meeting.

Subject to preferences that may be applicable to any outstanding preferred stock, the holders of our common stock are entitled to receive ratably such dividends, if any, as may be declared by our board of directors out of funds legally available for that purpose. In the event of our liquidation, dissolution or winding up, subject to preferences that may be applicable to any outstanding preferred stock, the holders of our common stock would be entitled to share ratably in all assets available for distribution to stockholders.

The holders of our common stock have no preemptive or conversion rights and are not subject to further calls or assessments by us. The rights, preferences and privileges of holders of our common stock are subject to, and may be adversely affected by, the rights of holders of shares of any outstanding preferred stock. There are no redemption or sinking fund provisions applicable to the common stock. The common stock currently outstanding is validly issued, fully paid and nonassessable.

Our common stock is listed on the New York Stock Exchange under the symbol “WU.”

Equiniti Trust Company serves as the transfer agent and registrar for our common stock.

Preferred Stock

Our Charter authorizes our board of directors, without the approval of our stockholders, to fix the designation, powers, preferences and rights of one or more series of preferred stock, which may be greater than those of our common stock.

We believe that the ability of our board of directors to issue one or more series of preferred stock provides us with flexibility in structuring possible future financings and acquisitions and in meeting other corporate needs that might arise.

The issuance of shares of our preferred stock, or the issuance of rights to purchase shares of preferred stock, could be used to satisfy certain regulatory requirements or to discourage an unsolicited acquisition proposal. In addition, under some circumstances, the issuance of preferred stock could adversely affect the voting power of holders of our common stock.

Certain Anti-Takeover Effects of Provisions of our Charter and Bylaws and of the DGCL

Some provisions of our Charter and Bylaws and the DGCL contain certain provisions that could make the acquisition of the Company by means of a tender offer, proxy contest or otherwise more difficult. These provisions, summarized below, are expected to discourage coercive takeover practices and inadequate takeover bids. These provisions also are designed to encourage persons seeking to acquire control of us to first negotiate with our board of directors. We believe that the benefits of increased protection give us the potential ability to negotiate with the proponent of an unfriendly or unsolicited proposal to acquire us and outweigh the disadvantages of discouraging those proposals because negotiation of them could result in an improvement in their terms.

Number of Directors; Filling Vacancies; Removal

Our Charter provides that the number of directors will be between one and fifteen and our board of directors will fix the exact number of directors to comprise our board of directors. A director may only be removed from office for cause by the affirmative vote of holders of a majority of shares of common stock entitled to vote at an election of directors. Additionally, only our board of directors will be authorized to fill any vacancies on our board of directors. These provisions have the effect of making it difficult for a potential acquirer to gain control of our board of directors.

No Stockholder Action by Written Consent; Special Meetings

Our Charter provides that any action required or permitted to be taken by our stockholders must be effected at a duly called annual or special meeting of such stockholders and may not be effected by any consent in writing of such stockholders. Further, our Bylaws provide that special meetings may be called only by the chair of our board of directors, our chief executive officer, our president, our secretary, the chair of the Corporate Governance, ESG, and Public Policy Committee of our board of directors, any officer at the request in writing of a majority of our board of directors, or by our secretary upon the written request of one or more of our stockholders of record that together have continuously held, for their own account or on behalf of others, beneficial ownership of at least a ten percent (10%) aggregate “net long position” of the capital stock issued and outstanding for at least one year prior to the date such request is delivered to the Company. These provisions may have the effect of delaying consideration of a stockholder proposal until the next annual meeting unless a special meeting is called by one of the persons named above, by an officer at the request of our board of directors or by our secretary at the request of a qualifying stockholder or stockholders.

Advance Notice of Stockholder Nominations and Stockholder Proposals; Proxy Access

Our Bylaws have advance notice procedures for stockholders to make nominations of candidates for election as directors or to bring other business before a meeting of the stockholders. The business to be conducted at an annual meeting will be limited to (i) business specified in the notice of meeting (or supplement to the notice) given by or at the direction of our board of directors or a duly authorized committee thereof or (ii) business properly brought before the annual meeting by or at the direction of our board of directors or a duly authorized committee thereof or by a stockholder of record on the date of the giving of the notice who has given timely written notice to our secretary of that stockholder’s intention to bring such business before such meeting.

Our Bylaws govern stockholder nominations of candidates for election as directors except with respect to the rights of holders of our preferred stock. Under our Bylaws, nominations of persons for election to our board of directors may be made at an annual meeting by any stockholder of the Company (i) who is a stockholder of record on the date of giving notice to our secretary and as of the record date for the determination of stockholders entitled to vote at the meeting and through the date of such meeting, and (ii) is entitled to vote at such meeting if the stockholder submits a timely notice of nomination. A notice of a stockholder nomination will be timely only if it is delivered to us at our principal executive offices not later than the close of business on the 90th day nor earlier than the 120th day prior to the first anniversary date of the immediately preceding year’s annual meeting of stockholders. However, if the annual meeting is called for a date that is not within 30 days prior to or more than 60 days after that anniversary date (or if no annual meeting was held in the previous year), notice by the stockholder must be received not earlier than the close of business on the 120th day prior to the annual meeting and not later than the close of business on the later of (i) the 90th day prior to such annual meeting and (ii) the 10tht day following the earlier of the day on which such notice of the date of the annual meeting was mailed or the day of public disclosure of the date of the annual meeting was made. The notice of a stockholder nomination must contain specified information, as described in more detail in our Bylaws.

Our Bylaws provide that, in certain circumstances, we shall include in our proxy statement for an annual meeting of stockholders, the name, together with certain information specified in our Bylaws, of any person nominated for election to the board of directors by a stockholder or group of no more than 20 stockholders that satisfy the requirements specified in our Bylaws. Such stockholder or group of stockholders must have owned three percent (3%) or more of our outstanding common stock continuously for at least three years as of both the date the written notice of the nomination is delivered to or mailed and received by the Company in accordance with the Bylaws and the record date for determining stockholders entitled to vote at the annual meeting. The number of stockholder nominated candidates appearing in any of our annual meeting proxy materials shall not exceed the greater of (i) two or (ii) 20% of the number of directors in office as of the last day on which notice of a nomination may be delivered in accordance with our Bylaws, rounded down to the nearest whole number. The nominating stockholder or group of stockholders is also required to deliver certain information and undertakings, and each nominee is required to meet certain qualifications, as described in more detail in our Bylaws.

Our Bylaws will govern the notification process of all other stockholder proposals to be brought before an annual meeting. Under our Bylaws, notice of a stockholder proposal will be timely only if it is delivered to us at our principal executive offices not later than the close of business on the 90th day nor earlier than the 120th day prior to the first anniversary date of the immediately preceding year’s annual meeting of stockholders. However, if the annual meeting is called for a date that is not within 30 days prior to or more than 60 days after that anniversary date (or if there has no annual meeting was held in the previous year), notice by the stockholder must be received not earlier than the close of business on the 120th day prior to the annual meeting and not later than the close of business on the later of (i) the 90th day prior to such annual meeting and (ii) the 10th day following the earlier of the day on which such notice of the date of the annual meeting was mailed or the day of public disclosure of the date of the annual meeting was made. The notice of a stockholder proposal must contain specified information, as described in more detail in our Bylaws.

If the chair of the meeting determines that the stockholder nomination or proposal was not properly brought before the meeting in accordance with the provisions of our Charter or Bylaws, as the case may be, that person will not be eligible for election as a director or that business will not be conducted at the meeting, as the case may be.

The advance notice provisions may preclude a contest for the election of directors or the consideration of stockholder proposals if the proper procedures are not followed. Additionally, the advance notice provisions may deter a third party from conducting a solicitation to elect its own slate of directors or approve its own proposal, without regard to whether consideration of those nominees or proposals might be harmful or beneficial to us and our stockholders.

Amendment of the Charter and Bylaws

Under Delaware law, the stockholders of a corporation have the right to adopt, amend or repeal the bylaws and, with the approval of the board of directors, the certificate of incorporation of a corporation. In addition, under Delaware law, if the certificate of incorporation so provides, the bylaws may be adopted, amended or repealed by the board of directors.

Under Delaware law, the affirmative vote of the holders of a majority of the voting power of all shares of capital stock entitled to vote on the amendment will be required to amend our Charter. Our Charter also provides that our board of directors may amend our Bylaws.

Business Combinations

Section 203 of the DGCL restricts a wide range of transactions (“business combinations”) between a corporation and an interested stockholder. An “interested stockholder” is, generally, any person who beneficially owns, directly or indirectly, 15% or more of the corporation’s outstanding voting stock. Business combinations are broadly defined to include (i) mergers or consolidations with, (ii) sales or other dispositions of more than 10% of the corporation’s assets to, (iii) certain transactions resulting in the issuance or transfer of any stock of the corporation or any subsidiary to, (iv) certain transactions resulting in an increase in the proportionate share of stock of the corporation or any subsidiary owned by, or (v) receipt of the benefit (other than proportionately as a stockholder) of any loans, advances or other financial benefits by, an interested stockholder. Section 203 provides that an interested stockholder may not engage in a business combination with the corporation for a period of three years from the time of becoming an interested stockholder unless (a) the Board of Directors approved either the business combination or the transaction which resulted in the person becoming an interested stockholder prior to the time that person became an interested stockholder; (b) upon consummation of the transaction which resulted in the person becoming an interested stockholder, that person owned at least 85% of the corporation’s voting stock (excluding, for purposes of determining the voting stock outstanding, but not the outstanding voting stock owned by the interested stockholder, shares owned by persons who are directors and also officers and shares owned by certain employee stock plans); or (c) the business combination is approved by the Board of Directors and authorized by the affirmative vote of at least 662⁄3% of the outstanding voting stock not owned by the interested stockholder. The restrictions on business combinations with interested stockholders contained in Section 203 of the DGCL do not apply to a corporation whose certificate of incorporation or bylaws contains a provision expressly electing not to be governed by the statute; however, neither our Charter nor our Bylaws contains a provision electing to “opt-out” of Section 203.